Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 21, 2011 with respect to the consolidated financial statements included in the Current Report on Form 8-K/A filed on April 22, 2011 for the period ended September 30, 2010 of ATT Holding Co., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 24, 2011